Exhibit 10.20

Description of Arrangements Relating to Travel Compensation
for Michael R. Elia and Thomas P. Finn

The Management Development and Compensation Committee of Gerber Scientific, Inc. (the “Company”) has clarified the Company’s arrangements for providing temporary housing, airfare and car rental assistance to Michael R. Elia, Executive Vice President and Chief Financial Officer and Thomas P. Finn, Senior Vice President Global Operations, which arrangements were originally set forth in the letter agreements with such officers entered into on March 14, 2008 and January 22, 2010, respectively.  The Committee, upon deliberation of the relevant facts and circumstances, including the distance from the personal residence of each officer to such officer’s principal place of business, has authorized such officers to continue to receive temporary housing, airfare and car rental benefits until December 31, 2012, with respect to Mr. Elia, and until February 15, 2011, with respect to Mr. Finn.  The Committee also has approved the provision of a tax gross-up to each of Messrs. Elia and Finn to compensate such officers for any federal income taxes payable by such officers with respect to these benefits.  The tax gross-up also will terminate upon the dates set forth above.